Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of OpGen, Inc. on Form S-1 of our report, dated March 30, 2023, which includes an explanatory paragraph relating to OpGen, Inc.’s ability to continue as a going concern, on our audits of the consolidated financial statements of OpGen, Inc. as of December 31, 2022 and 2021, and for the years then ended, which report is included in the Annual Report on Form 10-K of OpGen, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Tysons, Virginia

April 7, 2023